Exhibit 10.1

July 1, 2019

Mr. Paolo Tombesi

(delivered via email)

Dear Paolo:

It is my pleasure to extend to you this offer of employment with Epizyme, Inc. (the “Company”).  I am pleased to set forth below the terms of your employment with the Company:

1.

Employment.  You will be employed to serve on a full-time basis as the Company’s Chief Financial Officer, commencing on a date on or around August 19, 2019, as may be mutually agreed by you and the Company (such date being the “Start Date”).  As Chief Financial Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company.  You shall report to me and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.

Base Salary.  Your base salary will be at the rate of $18,958.33 per semi-monthly pay period (which if annualized equals $455,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.

Discretionary Bonus.  Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors or a committee of the Board of Directors (the “Board”), you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, as determined by the Company in its sole discretion.  Your target bonus is 40% of your annualized base salary.  Such target bonus may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.  You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.
4.

Equity. On your Start Date, you will receive a stock option grant under the Company’s 2013 Stock Incentive Plan (the “Plan”) for the purchase of 132,225 shares of common stock of the Company at an exercise price per share equal to the fair market value of one share of Common Stock on the date of the grant as determined by the Company in its sole discretion. The stock option grant shall be subject to all terms and other provisions set forth in the Plan and in a separate stock option agreement, including the vesting schedule. The stock option agreement will provide that the option will vest over a four-year period with the first quarter of the underlying shares vesting on the first anniversary of the Start Date and the remaining three-fourths of the underlying shares vesting monthly in 36 equal monthly installments following the first anniversary of the Start Date until fully vested on the fourth anniversary of the Start Date.

In addition, you will receive a restricted stock unit award under the Plan with respect to 28,217 shares of common stock of the Company.  Each restricted stock unit represents the right to receive one share of common stock of the Company upon vesting.  The restricted stock units shall be subject to all terms and other provisions set forth in the Plan and in a separate restricted stock unit agreement, including the vesting schedule.  The restricted stock unit agreement will provide that the restricted stock units will vest over a four-year period with one quarter of such restricted stock units vesting annually on the anniversary date of the restricted stock unit grant.

You will also receive a restricted stock unit award under the Plan and as set forth in the “RSU Rewards Program” with respect to 16,000 shares of common stock of the Company (the “Performance RSUs”).   The Performance RSUs will be subject to all terms and other provisions set forth in the Plan and in a separate restricted stock unit agreement, including vesting schedule.  The vesting schedule will detail the milestones and projected associated timeframes.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board.  Nothing in this section shall affect your status as an employee at will, as set forth below.

5.

Relocation. You will also receive a one-time payment of $100,000 for relocation expenses on the first payroll after the Start Date, less all applicable taxes and withholdings. If you resign from the Company voluntarily for any reason or are terminated by the Company for Cause (as defined under the Company’s Executive Severance and Change in Control Plan) on or prior to the first anniversary of the Start Date, you will be responsible to repay to the Company 100% of the relocation one-time payment ($100,000) less applicable taxes. We will provide temporary corporate housing through December 2019, prior to your actual move to the greater Boston area in order to facilitate your relocation. Expenses for travel from and to your present residence in New Jersey to the greater Boston area will be reimbursed or provided during the time period of temporary corporate housing.  Any taxes that may be associated with travel, hotel, and temporary housing benefit will be paid on your behalf by the Company. Any amounts owed by you to the Company under this Section 5 as a result of you ceasing to be an employee of the Company shall be repaid within 60 days of the date you cease to be an employee of the Company, and the Company shall have the right to offset such amounts against any amounts it owes you under this letter, the Company’s Executive Severance and Change in Control Plan or otherwise.

6.

Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.

7.

Vacation.  You will be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

8.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.   In exchange for your employment with the Company pursuant to the terms and conditions herein, you hereby acknowledge and affirm your obligations set forth in the enclosed Invention and Non-Disclosure Agreement to be executed for the benefit of the Company, which obligations remain in full force and effect and is a condition to your employment with the Company.

9.

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.  This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

10.

Severance Benefits.  In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate in the Company’s Executive Severance and Change in Control Plan, as amended from time to time, a copy of which is enclosed with this letter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign and return to me (via hard copy or scanned copy), no later than July 8, 2019, the enclosed duplicate of this letter and the Invention and Non-Disclosure Agreement.

Sincerely,

By:

Robert Bazemore
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

___________________________________________________________

Paolo TombesiDate